    FORM 4

[ ] Check this box if no longer
    subject to Section 16. Form 4 or
    Form 5 obligations may
    continue.
    See Instruction 1(b).



                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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        OMB APPROVAL
----------------------------
OMB Number         3235-0287
Expires: December 31, 2001
Estimated average burden
Hours per response.......0.5
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(Print or Type Responses)
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1.  Name and Address of Reporting Person*

Bell                            Martin                   A.
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     (Last)                     (First)                 (Middle)


44 Wall Street
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                     (Street)


New York             New York                      10005
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 (City)               (State)                      (Zip)

----------------------------------------------------
2. Issuer Name and Ticker or Trading Symbol

News Communications, Inc. (NCOM)
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3. IRS or Social Security         4. Statement for
   Number of Reporting               Month/Year
   Person (Voluntary)
                                    August 2001
                                 -------------------

                                 5.  If Amendment,
                                     Date of Original
                                     (Month/Year)
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

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6.  Relationship of Reporting Person(s) to Issuer
                   (Check all applicable)
  X    Director                                10% Owner
----                                    ----

       Officer (give                           Other (specify
----           Title below)             ----           below)

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7.  Individual or Joint/Group Filing (Check Applicable Line)
     X Form filed by One Reporting Person
    ---
       Form filed by More than One Reporting Person
    ---
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Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

--------------------------------------------------------------------------------

1.  Title of Security        2. Trans-    3. Trans-     4.  Securities Acquired (A)
      (Instr. 3)                action       action         or Disposed of (D)
                                Date         Code           (Instr. 3, 4 and 5)
                                             (Instr. 8)


                               (Month/    ------------- ------------------------------------
                               Day/                                   (A) or
                               Year)      Code     V       Amount     (D)          Price
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

---------------------------------------------------
 5. Amount of       6. Owner-    7.  Nature of
    Securities         ship          Indirect
    Beneficially       Form:         Beneficial
    Owned at           Direct        Owner-
    End of Month       (D) or        ship
                       Indirect
    (Instr. 3 and 4)   (I)
                       (Instr. 4)    (Instr. 4)
---------------------------------------------------

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---------------------------------------------------

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

Reminder: Report on a separate line for each class of securities beneficially
owned directly or indirectly.                                          (Over)

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

                                                                 SEC 1474 (7-96)
                                                                     Page 1 of 2

Table II-- Derivative Securities Acquired, Disposed of, or Beneficially Owned
          (e.g., puts, calls, warrants, options, convertible securities)

--------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security     2. Conver-   3. Trans-  4. Trans-    5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action     action       ative Securities Ac-     cisable and
                                       Exercise     Date       Code         quired (A) or Dis-       Expiration
                                       Price of                (Instr. 8)   posed of (D)             Date
                                       Deri-        (Month/                 (Instr. 3, 4 and 5)      (Month/Day/
                                       vative       Day/                                             Year)
                                       Security     Year)

                                                            ------ ----- ---------- ---------     -------- ---------
                                                                                                  Date     Expira-
                                                                                                  Exer-    tion
                                                            Code    V       (A)       (D)         cisable  Date
--------------------------------------------------------------------------------------------------------------------
Director Stock Option (right to     $1.00        8/17/01    A            3,333                    8/17/01  8/17/06
buy)

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--------------------------------------------------------------------------------------------------------------------

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
7. Title and Amount of   8. Price of     9. Number        10. Owner-          11. Nature
   Underlying               Derivative      of Deriv-         ship Form           of
   Securities               Security        ative             of Deriva-          Indirect
   (Instr. 3 and 4)         (Instr. 5)      Securities        tive                Bene-
                                            Bene-             Security:           ficial
                                            ficially          Direct (D)          Owner-
                                            Owned at          or Indirect         ship
                                            End of            (I) (Instr. 4)      (Instr. 4)
                                            Month
                                            (Instr. 4)
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           Amount
  Title    or
           Number
           of Shares
----------------------------------------------------------------------------------------------
Common
stock      3,333                            9,999             D
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

Explanation of Responses:




**Intentional misstatements or omissions of facts              /s/ Martin A. Bell                9/10/01
  constitute Federal Criminal Violations.                -------------------------------------------------
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).              **Signature of Reporting Person          Date

                                                                         Martin A. Bell

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                                                                     Page 2 of 2
                                                                 SEC 1474 (7-96)